UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934
(Amendment No. )

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The Dixie Group, Inc.

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THE DIXIE GROUP, INC.
104 Nowlin Lane, Suite 101
Chattanooga, Tennessee 37421
(423) 510-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of The Dixie Group, Inc.:

The Annual Meeting of Shareholders of The Dixie Group, Inc. will be held at the Chattanoogan Hotel, Chattanooga, Tennessee, on April 28, 2015 at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect nine individuals to the Board of Directors for a term of one year each;

2.	To consider and approve the material terms of the Performance Goals of the Annual Incentive Compensation Plan applicable to 2015 - 2019.

3.	To cast an advisory vote on the Company’s Executive Compensation for its named executive officers (“Say-on-Pay”);

4.	To ratify appointment of Dixon Hughes Goodman LLP to serve as independent registered public accountants of the Company for 2015; and

5.	Such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

Only shareholders of record of the Common Stock and Class B Common Stock at the close of business on February 27, 2015, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

The Dixie Group, Inc.
Daniel K. Frierson
Chairman of the Board

Chattanooga, Tennessee
Dated: March 23, 2015

PLEASE READ THE ATTACHED MATERIAL CAREFULLY AND COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES OF COMMON STOCK AND CLASS B COMMON STOCK WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON, SHOULD YOU SO DESIRE.

Important Notice

Regarding Internet

Availability of Proxy Materials

for the

Annual Meeting of Shareholders

to be held on

April 28, 2015

The proxy statement and annual report to shareholders are available under "Annual Report and Proxy Materials" at www.thedixiegroup.com/investor/investor.html.

THE DIXIE GROUP, INC.
104 Nowlin Lane, Suite 101
Chattanooga, Tennessee 37421
(423) 510-7000

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2015

PROXY STATEMENT

INTRODUCTION

The enclosed Proxy is solicited on behalf of the Board of Directors of the Company for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed Proxy will be mailed on or about March 23, 2015, to shareholders of record of the Company’s Common Stock and Class B Common Stock as of the close of business on February 27, 2015.

At the Annual Meeting, holders of the Company’s Common Stock, $3.00 par value per share (“Common Stock”), and Class B Common Stock, $3.00 par value per share (“Class B Common Stock”), will be asked to: (i) elect nine individuals to the Board of Directors for a term of one year each, (ii) approve the material terms of the Performance Goals of the Annual Incentive Compensation Plan applicable to 2015 - 2019; (iii) cast an advisory vote on the Company’s compensation for its named executive officers; (iv) ratify the appointment of Dixon Hughes Goodman LLP to serve as independent registered public accountants of the Company for 2015, and (v) transact any other business that may properly come before the meeting.

The Board of Directors recommends that the Company’s shareholders vote (i) FOR electing the nine (9) nominees for director; (ii) FOR approving the material terms of the Performance Goals of the Annual Incentive Compensation Plan applicable to 2015 - 2019; (iii) FOR approving the Company’s executive compensation of its named executive officers; and (iv) FOR ratifying the appointment of Dixon Hughes Goodman LLP to serve as independent registered public accountants of the Company for 2015.

RECORD DATE, VOTE REQUIRED AND RELATED MATTERS

The Board has fixed the close of business on February 27, 2015, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. In accordance with the Company’s Charter, each outstanding share of Common Stock is entitled to one vote, and each outstanding share of Class B Common Stock is entitled to 20 votes, exercisable in person or by properly executed Proxy, on each matter brought before the Annual Meeting. Cumulative voting is not permitted. As of February 27, 2015, 15,007,423 shares of Common Stock, representing 15,007,423 votes, were held of record by approximately 3,000 shareholders (including an estimated 2,550 shareholders whose shares are held in nominee names, but excluding approximately 540 participants in the Company’s 401(k) Plan who may direct the voting of shares allocated to their accounts), and 764,191 shares of Class B Common Stock, representing 15,283,820 votes, were held by 12 individual shareholders, together representing an aggregate of 30,291,243 votes.

Shares represented at the Annual Meeting by properly executed Proxy will be voted in accordance with the instructions indicated therein unless such Proxy has previously been revoked. If no instructions are indicated, such shares will be voted (i) FOR electing the nine (9) nominees for director; (ii) FOR approving the material terms of the Performance Goals of the Annual Incentive Compensation Plan applicable to 2015 - 2019; (iii) FOR approving the Company’s compensation of its named executive officers; and (iv) FOR ratifying the appointment of Dixon Hughes Goodman LLP to serve as independent registered public accountants of the Company for 2015.

Any Proxy given pursuant to this solicitation may be revoked at any time by the shareholder giving it by (i) delivering to the Secretary of the Company a written notice of revocation bearing a later date than the Proxy, (ii) submitting a later-dated, properly executed Proxy, or (iii) revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to The Dixie Group, Inc., P.O. Box 25107, Chattanooga, Tennessee 37422-5107, Attention: Starr T. Klein, Secretary.

The persons designated as proxies were selected by the Board of Directors and are Daniel K. Frierson, Lowry F. Kline and John W. Murrey, III. The cost of solicitation of Proxies will be borne by the Company.

The presence, in person or by Proxy, of the holders of a majority of the aggregate outstanding vote of Common Stock and Class B Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In accordance with Tennessee law, Directors are elected by the affirmative vote of a plurality of the votes cast in person or by Proxy at the Annual Meeting.

The affirmative vote of a majority of the total votes cast is necessary for approval of the material terms of the Performance Goals for the Annual Incentive Compensation Plan applicable to 2015 - 2019.

Ratification of the appointment of Dixon Hughes Goodman LLP to serve as independent registered public accountants of the Company for 2015 will be approved if the votes properly cast favoring ratification exceed the votes cast opposing ratification.

Approval of the Company’s executive compensation for its named executive officers will be deemed to have been obtained if the number of votes cast in favor of such compensation exceeds the number of votes cast against such compensation. Abstentions and broker non-votes will have no effect on the outcome.

Shares covered by abstentions and broker non-votes, while counted for purposes of determining the presence of a quorum at the Annual Meeting, are not considered to be affirmative votes. Abstentions and broker non-votes will have no effect upon the election of a nominee for director, so long as such nominee receives any affirmative votes. For purposes of approval of the material terms of the Performance Goals for the Annual Incentive Compensation Plan applicable to 2015 - 2019, abstentions and broker non-votes will be considered negative votes. For purposes of ratification of the appointment of Dixon Hughes Goodman LLP, as independent registered public accountants, abstentions and broker non-votes will not be considered negative votes.

A copy of the Company’s Annual Report for the year-ended December 27, 2014, is enclosed herewith.

The Board is not aware of any other matter to be brought before the Annual Meeting for a vote of shareholders. If, however, other matters are properly presented, Proxies representing shares of Common Stock and Class B Common Stock will be voted in accordance with the best judgment of the proxy holders.

PRINCIPAL SHAREHOLDERS

Shareholders of record at the close of business on February 27, 2015, the Record Date, will be entitled to notice of and to vote at the Annual Meeting.

The following is information regarding beneficial owners of more than 5% of the Company's Common Stock or Class B Common Stock. Beneficial ownership information is also presented for (i) the executive officers named in the Summary Compensation Table; (ii) all directors and nominees; and (iii) all directors and executive officers, as a group, as of February 27, 2015 (except as otherwise noted).

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(1)(2)		% of Class
Daniel K. Frierson
111 East and West Road	Common Stock	1,037,896	(3)	6.5%
Lookout Mountain, TN 37350	Class B Common Stock	764,191	(4)	100.0%

BlackRock, Inc.
55 East 52nd Street	Common Stock	940,599	(5)	6.3%
New York, NY 10022

Dimensional Fund Advisors, L.P.
Palisades West, Building One,
6300 Bee Cave Road	Common Stock	1,035,308	(6)	6.9%
Austin, TX 78746

First Dallas Holdings, Inc.
2905 Maple Avenue	Common Stock	1,267,865	(7)	8.4%
Dallas, TX 75201

Royce & Associates, LLC
1414 Avenue of the Americas	Common Stock	1,422,079	(8)	9.5%
New York, NY 10019

Robert E. Shaw
115 West King Street	Common Stock	1,275,000	(9)	8.5%
Dalton, GA 30722-1005

T. Rowe Price Associates, Inc.
T. Rowe Price Small-Cap Value Fund, Inc.
100 E. Pratt Street	Common Stock	1,458,720	(10)	9.7%
Baltimore, MD 21202

Wells Fargo & Company, on behalf of the following subsidiaries:
Wells Capital Management Incorporated
Wells Fargo Advisors, LLC
Wells Fargo Fund Management, LLC
Wells Fargo Bank, National Association
420 Montgomery Street	Common Stock	793,280	(11)	5.3%
San Francisco, CA 94104

Additional Directors and Executive Officers	Title of Class	Number of Shares Beneficially Owned (1)		% of Class

William F. Blue, Jr.	Common Stock	1,189	(12)		*

Charles E. Brock	Common Stock	5,568	(13)		*

J. Don Brock, Ph. D.	Common Stock	57,506	(14)		*

Paul B. Comiskey	Common Stock	86,500	(15)		*

Jon A. Faulkner	Common Stock	136,148	(16)		*

D. Kennedy Frierson, Jr.	Common Stock	202,762	(17)	1.3%
	Class B Common Stock	152,094	(4)

Walter W. Hubbard	Common Stock	24,428	(18)		*

Lowry F. Kline	Common Stock	46,926	(19)		*

V. Lee Martin	Common Stock	30,026	(20)		*

Hilda S. Murray	Common Stock	5,560	(21)		*

John W. Murrey, III	Common Stock	38,706	(22)		*

Michael L. Owens	Common Stock	1,402	(23)		*

All Directors, Named Executive Officers and	Common Stock	1,692,697	(24)	10.5	%
Executive Officers as Group (16 Persons) **	Class B Common Stock	764,191	(25)	100.0	%

* Percentage of shares beneficially owned does not exceed 1% of the Class.

** The total vote of Common Stock and Class B Common Stock represented by the shares held by all directors and executive officers as a group is 16,976,093 votes or 54.2% of the total vote.

(1)
Under the rules of the Securities and Exchange Commission and for the purposes of these disclosures, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. The Class B Common Stock is convertible on a share-for-share basis into shares of Common Stock, and accordingly, outstanding shares of such stock are treated as having been converted to shares of Common Stock for purposes of determining both the number and percentage of class of Common Stock for persons set forth in the table who hold such shares.

(2)
Does not include 271,505 shares of Common Stock owned by The Dixie Group, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”) for which Daniel K. Frierson is a fiduciary and for which T. Rowe Price Trust Company serves as Trustee. Participants in the 401(k) Plan may direct the voting of all shares of Common Stock held in their accounts, and the Trustee must vote all shares of Common Stock held in the 401(k) Plan in the ratio reflected by such direction. Participants may also direct the disposition of such shares. Accordingly, for purposes of these disclosures, shares held for participants in the 401(k) Plan are reported as beneficially owned by the participants.

(3)	Mr. Daniel K. Frierson's beneficial ownership of Common Stock and Class B Common Stock may be summarized as follows:

	Number of Shares Common Stock		Number of Shares Class B Common Stock
Shares held outright	6,263		386,349	(a)
Shares held in his Individual Retirement Account	3,567	(a)	17,061	(a)
Shares held in 401(k) Plan	796	(a)	—
Shares held by his wife	—		94,879	(c)
Shares held by his children, their spouses and grandchildren	75,034	(b)	209,473	(c)
Unvested restricted stock	28,758	(a)	50,943	(a)
Shares held by family Unitrust	—		5,486	(a)
Options to acquire Common Stock, exercisable within 60 days	159,287	(a)	—
Deemed conversion of his Class B Common Stock	764,191		—
Total	1,037,896		764,191
(a) Sole voting and investment power
(b) Shared voting and investment power
(c) Sole voting and shared investment power

(4)
The 764,191 includes 304,352 shares of Class B Common Stock are held subject to Shareholder's Agreement's among Daniel K. Frierson, his wife, their five children and respective family trusts, pursuant to which Daniel K. Frierson has been granted a proxy to vote such shares.

(5)
BlackRock, Inc. has reported beneficial ownership of 940,599 shares of Common Stock for which it has sole dispositive power. BlackRock has sole voting power for 927,154 shares. The reported information is based upon the Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 12, 2015

(6)
Dimensional Fund Advisors, L.P. has reported beneficial ownership of an aggregate of 1,035,308 shares of Common Stock, as follows: 1,013,058 shares of Common Stock, for which it has sole voting power, and 1,035,308 shares of Common Stock for which it has sole dispositive power. The reported information is based upon the Schedule 13G filed by Dimensional Fund Advisors, L.P. with the Securities and Exchange Commission on February 5, 2015.

(7)
First Dallas Holdings, Inc. has reported beneficial ownership of an aggregate of 1,267,865 shares of Common Stock for which it has 963,100 shared voting power and 1,267,865 shared dispositive power. The reported information is based upon the Schedule 13G filed by First Dallas Holdings, Inc. with the Securities and Exchange Commission on February 11, 2015.

(8)
Royce & Associates LLC has reported beneficial ownership of 1,442,079 shares of Common Stock for which it has sole dispositive power and sole voting power. The reported information is based upon the Schedule 13G filed by Royce & Associates LLC with the Securities and Exchange Commission on January 8, 2015.

(9)
Robert E. Shaw has reported the beneficial ownership of an aggregate of 1,275,000 shares of Common Stock for which he has sole voting power and sole dispositive power of 1,150,000 shares of Common Stock and 125,000 shares of Common Stock for which he has shared voting power and shared dispositive power. The reported information is based upon the 13G filed by Mr. Shaw with the Securities and Exchange Commission on January 30, 2015.

(10)
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. have reported beneficial ownership of an aggregate of 1,458,720 shares of Common Stock. T. Rowe Price Associates, Inc. reports having sole dispositive power for all 1,458,720 shares and sole voting power for 163,920 of such shares, while T. Rowe Price Small-Cap Value Fund, Inc. reports sole voting power for 1,276,100 shares. The reported information is based upon the Schedule 13G filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the Securities and Exchange Commission on February 17, 2015.

(11)
Wells Fargo & Company has reported the beneficial ownership of an aggregate of 793,280 shares of Common Stock, on behalf the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Advisors, LLC, Wells Fargo Funds Management, LLC, and Wells Fargo Bank, National Association. It has reported sole power to vote 695 shares and sole power to dispose of 695 of such shares and 689,952 shares of Common Stock for which it has shared voting power. The reported information is based on a Form 13G filed on January 26, 2015.

(12)	Mr. William F. Blue's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	—
Performance Units, convertible into shares of Common Stock on retirement as a director	1,189
Total	1,189

(13)	Mr. Charles E. Brock's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	—
Performance Units, convertible into shares of Common Stock on retirement as a director	5,568
Total	5,568

(14)	Dr. J. Don Brock's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	22,768
Options to acquire Common Stock, exercisable within 60 days	4,000
Performance Units, convertible into shares of Common Stock on retirement as a director	30,738
Total	57,506

(15)	Mr. Paul B. Comiskey's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	32,090
Unvested Restricted Stock	35,610
Held in 401(k) Plan	800
Exercisable Stock Options	18,000
Total	86,500

(16)	Mr. Jon A. Faulkner's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	39,915
Unvested Restricted Stock	70,233
Exercisable Stock Options	26,000
Total	136,148

(17)	Mr. D. Kennedy Frierson Jr.'s beneficial ownership may be summarized as follows:

	Number of Shares Common Stock	Number of Shares Class B Common Stock
Shares held outright	—	67,540	(a)
Shares held by his wife	100	—
Shares held in trust(s) for children	2,585	8,000	(a)
Shares held in 401(k)	2,301	—
Unvested Restricted Stock	3,682	76,554	(a)
Options to acquire Common Stock, exercisable within 60 days	42,000	—
Deemed conversion of Class B Stock	152,094	—	(a)
Total	202,762	152,094

(a)	Subject to Shareholder's Agreement described in Note (4), above. Mr. Kennedy Frierson has sole investment power, and no voting power with respect to such shares.

(18)	Mr. Walter W. Hubbard's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Options to acquire Common Stock, exercisable within 60 days	8,000
Performance Units, convertible into shares of Common Stock on retirement as a director	16,428
Total	24,428

(19)	Mr. Lowry F. Kline's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	25,198
Options to acquire Common Stock, exercisable within 60 days	4,000
Performance Units, convertible into shares of Common Stock on retirement as a director	17,728
Total	46,926

(20)	Mr. V. Lee Martin beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	6,833
Unvested Restricted Stock	23,193
Total	30,026

(21)	Ms. Hilda S. Murray's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	—
Performance Units, convertible into shares of Common Stock on retirement as a director	5,568
Total	5,568

(22)	Mr. John W. Murrey's beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	3,468
Options to acquire Common Stock, exercisable within 60 days	4,000
Performance Units, convertible into shares of Common Stock on retirement as a director	30,738
Held by wife	500
Total	38,706

(23)	Mr. Michael L. Owens' beneficial ownership may be summarized as follows:

Number of Shares Common Stock
Shares held outright	—
Performance Units, convertible into shares of Common Stock on retirement as a director	1,402
Total	1,402

(24)
Includes: (i) 215,368 shares of Common Stock owned directly by individuals in this group; (ii) 13,334 shares of Common Stock allocated to accounts in the 401(k) Plan of members of this group; (iii) options, which are either immediately exercisable, or exercisable within 60 days of the Record Date to purchase 294,579 shares of Common Stock; (iv) 109,359 shares of Common Stock held pursuant to performance units issued as payment of one-half of the annual retainer for the Company's non-employee directors; (v) 80,134 shares of Common Stock owned by immediate family members of certain members of this group; (vi) 3,567 shares held in individual retirement accounts; (vii) 211,741 unvested restricted shares of Common Stock held by individuals in this group, which shares may be voted by such individuals; and (viii)  764,191 shares of Class B Common Stock held by individuals in this group, that could be converted on a share for share basis into shares of Common Stock.

(25)	Includes: (i) 764,191 shares of Class B Common Stock held subject to the Shareholder Agreement described in Note (4) above.

PROPOSAL ONE
ELECTION OF DIRECTORS

Dr. J. Don Brock passed away on March 10, 2015. Dr. Brock was a faithful Board member and friend to Dixie. We have appreciated Don's input, counsel and support and will miss his wisdom and insight.

Information About Nominees for Director

Pursuant to the Company’s Bylaws, all Directors are elected to serve a one year term, or until their successors are elected and qualified. The Board of Directors is permitted to appoint directors to fill the unexpired terms of directors who resign.

The names of the nominees for election to the Board, their ages, their principal occupation or employment (which has continued for at least the past five years unless otherwise noted), directorships held by them in other publicly-held corporations or investment companies, the dates they first became directors of the Company, and certain other relevant information with respect to such nominees are as follows:

William F. Blue, Jr., age 56, is Chairman of the Board of The Hopeway Foundation in Charlotte, North Carolina. From 2008 until his retirement in 2014, he served a Vice Chairman of Investment Banking and Capital Markets, part of Wells Fargo Securities, LLC, in Charlotte. Throughout his 28-year investment banking career, he represented foreign and domestic corporations in financing and advisory assignments, including acquisitions, divestiture, recapitalizations, fairness opinions, and public and private equity and debt offerings. From 1998 until 2008, Mr. Blue served as group head of the Wachovia Consumer and Retail Investment Banking group. Before joining Wachovia, he was a managing director of the Mergers and Acquisitions group of NationsBanc Montgomery Securities, the predecessor firm to Banc of America Securities. Mr. Blue is a member of the Company's Audit Committee. He has been a director of the Company since October 2014.

Charles E. Brock, age 50, is the President and Chief Executive Officer of Launch Tennessee, a public-private partnership, focused on the development of high-growth companies in Tennessee. Previously, he served as the Executive Entrepreneur of The Company Lab, a Chattanooga organization that serves as “the Front Door for Entrepreneurs” in Southeast Tennessee and one of Launch Tennessee's regional accelerators. Mr. Brock was a founding partner of the Chattanooga Renaissance Fund, a locally based angel investment group. Mr. Brock also serves as a director of Four Bridges Capital Advisors, a Chattanooga based boutique investment bank as well as director of CapitalMark Bank and Trust. Mr. Brock is a member of the Company’s Audit Committee and a member of the Company's Compensation Committee. He has been a director of the Company since 2012.

Daniel K. Frierson, age 73, is Chairman of the Board of the Company, a position he has held since 1987. He also has been Chief Executive Officer of the Company since 1980 and a director of the Company since 1973. Mr. Frierson is currently chairman of The Carpet and Rug Institute. Mr. Frierson serves as a director of Astec Industries, Inc., a manufacturer of specialized equipment for building and restoring the world’s infrastructure headquartered in Chattanooga, Tennessee, and Louisiana-Pacific Corporation, a manufacturer and distributor of building materials headquartered in Nashville, Tennessee. Mr. Frierson is Chairman of the Company’s Executive Committee and Chairman of the Company’s Retirement Plans Committee.

D. Kennedy Frierson, Jr., age 48, is Chief Operating Officer of the Company, a position he has held since 2009. He has been President of Masland Residential, General Manager of Dixie Home, President of Bretlin as well as various other positions in operations, sales and senior management of the Company since 1998. Mr. Frierson is a member of the Company’s Retirement Plans Committee. He has been a director of the Company since 2012.

Walter W. Hubbard, age 71, served as President and Chief Executive Officer of Honeywell Nylon, Inc., a wholly-owned subsidiary of Honeywell International, a manufacturer of nylon products from 2003 until his retirement in 2005. Prior to becoming President of Honeywell Nylon, Mr. Hubbard served as Group Vice President, Fiber Products of BASF Corporation from 1994 until 2003. Mr. Hubbard is a member of the Company’s Audit Committee and the Company's Compensation Committee. He has been a director of the Company since 2005.

Lowry F. Kline, age 74, served as a director of Coca-Cola Enterprises, Inc. since April 2000, serving as Chairman from April 2002 until April 2008, and as Vice Chairman from April 2000 to April 2003. Mr. Kline served as Chief Executive Officer of Coca-Cola Enterprises, Inc. from April 2001 until January 2004 and from December 2005 to April 2006. Prior to becoming Chief Executive Officer for Coca-Cola Enterprises, Inc., he held a number of positions with said company, including Chief Administrative Officer, Executive Vice President and General Counsel. Mr. Kline is a member of the Board of Directors of Jackson Furniture Industries, Inc., headquartered in Cleveland, Tennessee, and McKee Foods Corporation, headquartered in Collegedale, Tennessee. Mr. Kline is Chairman of the Company’s Compensation Committee and a member of the Company’s Audit Committee and a member of the Company’s Executive Committee. He has been a director of the Company since 2004.

Hilda S. Murray, age 60, is the Corporate Secretary and Executive Vice President of TPC Printing & Packaging, a specialty packaging and printing company in Chattanooga, TN. She is also founder and President of Greener Planet, LLC, an environmental compliance consultant to the packaging and printing industry. Ms. Murray is a member of the Company’s Audit Committee and the Company’s Retirement Plans Committee. She has been a director of the Company since 2012.

John W. Murrey, III, age 72, previously served as a Senior member of the law firm of Witt, Gaither & Whitaker, P.C. in Chattanooga, Tennessee until June 30, 2001. Since 1993, Mr. Murrey has served as a director of Coca-Cola Bottling Co. Consolidated, a Coca-Cola bottler headquartered in Charlotte, North Carolina and has served on its Audit Committee. From 2003 to 2007, he also served as a director of U. S. Xpress Enterprises, Inc., a truckload carrier headquartered in Chattanooga, Tennessee, and was Chairman of its Audit Committee. Mr. Murrey has been a director of the Company since 1997 and is Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee.

Michael L. Owens, age 58, is Assistant Dean of Graduate Programs and Lecturer in the College of Business at the University of Tennessee at Chattanooga, Chattanooga, Tennessee. Prior to joining the University of Tennessee at Chattanooga, Mr. Owens was President of Coverdell & Company, Atlanta, Georgia. Prior to joining Coverdell, he was Senior Vice President and Chief Operating Officer of Monumental Life Insurance Company. He has been a director of the Company since 2014 and is a member of the Company's Audit Committee.

D. Kennedy Frierson, Jr., the Company’s Vice President and Chief Operating Officer, is the son of Daniel K. Frierson. No other director, nominee, or executive officer of the Company has any family relationship, not more remote than first cousin, to any other director, nominee, or executive officer.

Considerations with Respect to Nominees

In selecting the slate of nominees for 2015, the Independent Directors of the Board considered the familiarity of the Company’s incumbent Directors with the business and prospects of the Company, developed as a result of their service on the Company’s Board. The Board believes that such familiarity will be helpful in their service on the Company’s Board. With respect to all nominees, the Independent Directors of the Board noted the particular qualifications, experience, attributes and skills possessed by each nominee. These qualifications are reflected in the business experience listed under each nominee’s name, above. In order of the list of nominees, such information may be summarized as follows: Mr. Blue is an experienced investment banker having been Vice Chairman of Wells Fargo Securities and involved with capital formation, mergers, acquisitions and financing of various types of ventures. Mr. Brock is experienced in establishing new businesses having been involved in the establishment of both Foxmark Media and CapitalMark Bank and Trust. Mr. Daniel K. Frierson has served with the Company in several management and executive capacities his entire adult life, and has been Chief Executive Officer since 1980 and a Board member since 1973. In such capacity, he has been instrumental in planning and implementing the transition of the Company to its current position as a manufacturer of residential and commercial soft floorcovering products. Additionally, Mr. Frierson has experience as a board member of other public companies as well as significant trade group experience relevant to the Company’s business. He is well known and respected throughout the industry. Mr. D. Kennedy Frierson, Jr. has served with the Company in various capacities since 1992. He is currently Chief Operating Officer and has most recently led the Company’s Masland Residential business. Mr. Hubbard has highly relevant industry experience with businesses that are fiber producers and fiber suppliers, and that have served as fiber suppliers to the Company. Mr. Hubbard’s experience in the management of Honeywell Nylon and BASF Corporation, as outlined above, has given him valuable experience in management, relevant to his duties as a Director of the Company. Ms. Murray has a long history of executive management experience at TPC Printing and Packaging, a provider to the specialty packaging business as well as experience with environmental controls and footprint through Greener Planet. Mr. Kline has a long history of management and board level experience with the world’s largest bottler and distributor of Coca Cola Products. Additionally, he has an extensive background in business, corporate and securities law. Mr. Kline has served as a Director of the Company for several years, as reflected above, and serves on the Company’s Audit, Compensation and Executive Committees. Mr. Murrey has extensive experience in corporate, securities and business law, has experience drawn from board and committee service with several publicly-traded Companies, other than the Company; prior to his retirement in 2001, he represented the Company as counsel. Mr. Owens has extensive business and management experience, having served as President of Coverdell & Company prior to joining the University of Tennessee at Chattanooga. In addition, he has auditing experience having been employed as a certified public accountant.

The Board of Directors recommends that the Company’s shareholders vote FOR electing the nine (9) nominees for director.

Meetings of the Board of Directors

The Board of Directors of the Company met six (6) times in 2014.

Committees, Attendance, and Directors' Fees

     The Company has a standing Executive Committee, Audit Committee, Retirement Plans Committee, and Compensation Committee. As described in detail below, pursuant to provisions in its charter, the Company’s Compensation Committee, which consists entirely of independent directors, also performs the functions of a corporate governance committee and a nominating committee. Copies of the Charter of the Company’s Audit Committee and Compensation Committee may be found on the Company’s website at www.thedixiegroup.com/investor/investor.html.

Members of the Executive Committee are Daniel K. Frierson, Chairman, J. Don Brock and Lowry F. Kline. Except as otherwise limited by law or by resolution of the Board of Directors, the Executive Committee has and may exercise all of the powers and authority of the Board of Directors for the management of the business and affairs of the Company, which power the Executive Committee exercises between the meetings of the full Board of Directors. The Executive Committee met twice in 2014.

Members of the Audit Committee are John W. Murrey, III, Chairman, William F. Blue, Jr., Charles E. Brock, J. Don Brock, Walter W. Hubbard, Lowry F. Kline, Hilda S. Murray, and Michael L. Owens. All of the members of the Audit Committee are “independent directors” as that term is defined by applicable regulations and rules of the National Association of Securities Dealers, Inc. (“NASD”). The Audit Committee evaluates audit performance, handles relations with the Company’s independent auditors, and evaluates policies and procedures relating to internal accounting functions and controls. The Audit Committee has the authority to engage the independent accountants for the Company. The Audit Committee operates pursuant to an Audit Committee Charter adopted by the Board of Directors. The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services performed by the independent auditors. Under these procedures, the Audit Committee approves the type of services to be provided and the estimated fees related to those services.

The Audit Committee met five (5) times in 2014.

Members of the Retirement Plans Committee are Daniel K. Frierson, Chairman, D. Kennedy Frierson, Jr., and Hilda S. Murray. The Retirement Plans Committee administers the Company’s retirement plans. The Retirement Plans Committee met one (1) time in 2014.

Members of the Compensation Committee are Lowry F. Kline, Chairman, Charles E. Brock, Walter W. Hubbard, and John W. Murrey, III. The Compensation Committee administers the Company’s compensation plans, reviews and may establish the compensation of the Company’s officers, and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee acts pursuant to a written Charter adopted by the Board of Directors.

The Compensation Committee may request recommendations from the Company’s management concerning the types and levels of compensation to be paid to the Company’s executive officers. Additionally, the Compensation Committee is authorized to engage compensation consultants and may review and consider information and recommendations of compensation consultants otherwise engaged by the Company or the Board of Directors in connection with the assessment, review and structuring of compensation plans and compensation levels. For a description of the Compensation Committee actions with respect to Compensation of Executive Officers in 2014, see Compensation Discussion and Analysis - Compensation for 2014.

Annually, the Compensation Committee reviews the performance of the Chief Executive Officer against goals and objectives established by the Committee as part of the process of determining his compensation. The Compensation Committee reports to the Board on its performance review.

In addition to its responsibilities with respect to executive and director compensation, the Compensation Committee discharges responsibilities with respect to corporate governance. In that capacity, the Compensation Committee develops and, recommends for board approval, corporate governance guidelines.

The Compensation Committee’s Charter also includes the duties of a nominating committee. Only nominees approved by a majority of the Compensation Committee are recommended to the full Board. In selecting and approving director nominees, the independent directors that make up the Committee consider, among other factors, the existing composition of the Board and the mix of Board members appropriate for the perceived needs of the Company. The Compensation Committee believes continuity in leadership and board tenure increase the Board’s ability to exercise meaningful board oversight. Because qualified incumbent directors provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Compensation Committee will generally give priority as potential candidates to those incumbent directors interested in standing for re-election who have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

The Compensation Committee also considers the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with relevant regulatory and NASD standards;

•	at all times at least three members of the Board must satisfy heightened standards of independence for Audit Committee members; and

•	at all times the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

In selecting the current slate of director nominees, the Committee considered overall qualifications and the requirements of the makeup of the Board of Directors rather than addressing separate topics such as diversity in its selection. The Board considered the value of the incumbents’ familiarity with the Company and its business as well as the considerations outlined above under the heading Considerations with Respect to Nominees.

The Compensation Committee met three (3) times in 2014.

Nominations for Director - Stockholder Recommendations

Generally, the Board will consider stockholder recommendations of proposed director nominees if such recommendations are timely received. To be timely for next year’s annual meeting, recommendations must be received in writing at the principal executive offices of the Company no later than November 20, 2015. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of stock of the Company which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more stockholders will also be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Board Leadership Structure

Mr. Daniel K. Frierson currently serves as the Chairman of the Board and the Chief Executive Officer of the Company. The positions of Chief Executive Officer and Chairman of the Board are combined. Executive sessions of the Board are chaired by the chairman of the Compensation Committee, Lowry Kline, who, as noted above, has extensive management and Board experience independent of his experience with the Company. Mr. Kline and the independent directors set their own agenda for meetings in executive session and may consider any topic relevant to the Company and its business. The Company believes that regular, periodic, meetings held in executive session, in the absence of management members or management directors, provide the Board an adequate opportunity to review and address issues affecting management or the Company that require an independent perspective. Additionally, the Company’s Audit Committee holds separate executive sessions with the Company’s independent registered public accounts, internal auditor and management. This Committee also sets its own agenda and may consider any relevant topic in its executive sessions.

Director Attendance

During 2014, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any Committee of the Board of Directors on which he served. All directors are invited and encouraged to attend the annual meeting of shareholders. In general, all directors attend the annual meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. Eight (8) of the nine incumbent directors attended the 2014 annual meeting of shareholders.

Director Compensation

Directors who are employees of the Company do not receive any additional compensation for their services as members of the Board of Directors. Non-employee directors receive an annual retainer of $36,000, payable one-half in cash and one-half in value of Performance Units under the Directors Stock Plan. Performance Units are redeemable upon a director’s retirement for an equivalent number of shares of the Company’s Common Stock, and the number of units issued is determined generally by the market value of the Company’s Common Stock on the date of grant of the units. In addition to the annual retainer, directors who are not employees of the Company receive $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Chairmen of the Audit and Compensation committees receive an additional annual payment of $8,000. For an additional discussion of Director Compensation, see the tabular information below under the heading, “Director Compensation.”

Independent Directors

The Board has determined that William F. Blue, Jr., Charles E. Brock, Walter W. Hubbard, Lowry F. Kline, Hilda S. Murray, John W. Murrey, III, and Michael L. Owens are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with the applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ standards.

Executive Sessions of the Independent Directors

The Company’s independent directors meet in executive session at each regularly scheduled quarterly meeting of the Board, with the chair of the Compensation Committee serving as chair of such executive sessions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, and regulations of the SEC thereunder, require the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of such ownership and monthly transaction reports covering any changes in such ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors and persons owning more than 10% of the Company’s Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based on its review of the copies of such reports received by it, the Company believes that, during fiscal year 2014, all filing requirements were complied with applicable to its executive officers, directors, and owners of more than 10% of the Company’s Common Stock.

Management Succession

Periodically, the Board reviews a succession plan, developed by management, addressing the policies and principles for selecting successors to the Company’s executive officers, including the Company’s CEO. The succession plan includes an assessment of the experience, performance and skills believed to be desirable for possible successors to the Company’s executive officers.

Certain Transactions Between the Company and Directors and Officers

The Company’s Compensation Committee has adopted written policies and procedures concerning the review, approval or ratification of all transactions required to be disclosed under the SEC’s Regulation S-K, Rule 404. These policies and procedures cover all related party transactions required to be disclosed under the SEC’s rules as well as all material conflict of interest transactions as defined by relevant state law and the rules and regulations of NASDAQ that are applicable to the Company, and require that all such transactions be identified by management and disclosed to the Company’s Compensation Committee for review. If required and appropriate under the circumstances, the Compensation Committee will consider such transactions for approval or ratification. Full disclosure of the material terms of any such transaction must be made to the Compensation Committee, including:

•	the parties to the transaction and their relationship to the Company, its directors and officers;

•	the terms of the transaction, including all proposed periodic payments; and

•	the direct or indirect interest of any related parties or any director, officer or associate in the transaction.

To be approved or ratified, the Compensation Committee must find any such transaction to be fair to the Company. Prior approval of such transactions must be obtained generally, if they are material to the Company. If such transactions are immaterial, such transactions may be ratified and prior approval is not required. Ordinary employment transactions may be ratified.

Certain Related Party Transactions

During its fiscal year ended December 27, 2014, the Company purchased a portion of its products needs in the form of fiber, yarn, carpet and dyeing services from Engineered Floors, an entity substantially controlled by Robert E. Shaw, a shareholder of the Company. Mr. Shaw has reported holding approximately 8.5% of the Company’s Common Stock, which, as of year-end, represented approximately 4.1% of the total vote of all classes of the Company’s Common Stock. Engineered Floors is one of several suppliers of such services to the Company. Total purchases from Engineered Floors for 2014 were approximately $11.3 million; or approximately 3.6% of the Company’s cost of goods sold in 2014. In accordance with the terms of its charter, the Compensation Committee reviewed the Company’s supply relationship with Engineered Floors. The dollar value of Mr. Shaw’s interest in the transactions with Engineered Floors is not known to the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of eight members, each of whom is an independent, non-employee director. The Audit Committee operates under a written Audit Committee Charter adopted and approved by the Board of Directors. The Charter is reviewed at least annually by the Committee. While the Committee has the responsibilities and powers set forth in its written charter, it is not the duty of the Committee to plan or conduct audits. This function is conducted by the Company’s management and its independent registered public accountants.
The Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 27, 2014 (the “Audited Financial Statements”). In addition, the Committee has discussed with Dixon Hughes Goodman LLP the matters required by Statement on Auditing Standards No. 61, “Communications with Audit Committees” (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.
The Committee also has received the written report, disclosure and the letter from Dixon Hughes Goodman required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Committee has reviewed, evaluated, and discussed with that firm the written report and its independence from the Company. The Committee also has discussed with management of the Company and Dixon Hughes Goodman LLP such other matters and received such assurances from them as the Committee deemed appropriate.
On November 4, 2014, the Audit Committee of the Board of Directors confirmed its engagement of Dixon Hughes Goodman LLP (“Dixon Hughes”) to audit the Company’s consolidated financial statements as of and for the year ending December 27, 2014, and the effectiveness of the Company’s internal control over financial reporting as of December 27, 2014. Upon completion of all procedures related to filing the Company’s Annual Report on Form 10-K for the year ended December 28, 2013, the engagement of Ernst & Young LLP (“Ernst & Young”) ended.

During the fiscal years ended December 27, 2014 and December 28, 2013, neither Dixon Hughes report’s nor Ernst & Young’s reports, respectively, on the Registrant’s financial statements contained an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 27, 2014 and December 28, 2013 and the subsequent periods through the date of this report, (i) there were no disagreements between the Registrant and neither Dixon Hughes nor Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of both Dixon Hughes and Ernst & Young, would have caused either Dixon Hughes or Ernst & Young to make reference to the subject matter of the disagreements in connection with its reports on the Registrant’s financial statements, and (ii) there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Based on the foregoing review and discussions and relying thereon, the Committee has recommended to the Company’s Board of Directors the inclusion of the Company’s Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 27, 2014, to be filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
John W. Murrey, III, Chairman
William F. Blue, Jr.
Charles E. Brock
Walter W. Hubbard
Lowry F. Kline
Hilda S. Murray
Michael L. Owens

AUDIT COMMITTEE FINANCIAL EXPERT
The Board has determined that John W. Murrey, III, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and is independent within the meaning of Rule 10A-3(b)(l) of the Securities Exchange Act of 1934 of the Securities Exchange Act of 1934. For a brief list of Mr. Murrey’s relevant experience, please refer to Mr. Murrey’s biographical information as set forth in the Election of Directors section of this proxy statement. Additionally, the Company believes the remaining members of the Audit Committee would qualify as audit committee financial experts, within the meaning of applicable rules, based on each individual's qualification and expertise.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee sets compensation for the Company’s executive officers, and its decisions are reported to and reviewed by the Board of Directors. The Compensation Committee currently consists of four independent directors chosen annually by the Board.

Compensation of the Company’s executive officers is intended to be competitive with compensation offered by other companies generally similar to the Company in size and lines of business. In determining what types and levels of compensation to offer, the Committee may review relevant, publicly available data and, from time to time, it may receive advice and information from professional compensation consultants.
The Elements of Executive Officer Compensation
Compensation for each of the Company’s executive officers consists generally of base salary, retirement plan benefits and other customary employment benefits, as well as potential cash incentive awards and stock plan awards pursuant to an annual incentive plan reviewed and adopted by the Committee at the beginning of each year. The annual incentive plan is customarily structured so that a significant portion of each executive’s potential annual compensation may consist of equity awards, the award value of which is tied to accomplishing both financial and non-financial goals and objectives.
Compensation for 2014. During 2014, the Compensation Committee engaged Pay Governance, an independent compensation consultant, to assist the Committee in reviewing the Company’s senior executive compensation. Pay Governance performed a competitive compensation analysis of the Company’s senior executive positions, which included an analysis of compensation for the Chairman/Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Corporate Controller, President Residential, President Commercial, and VP Human Resources. The consultant presented findings and recommendations to the Committee with respect to each senior executive officer, utilizing data from Towers Watson’s 2013 Executive Compensation database.

Recommendations were made to bring the senior executives’ compensation levels up to the 25th to 50th percentiles of general industry market data levels, where the Company’s current compensation levels were below such percentiles. For these purposes, compensation included base pay, potential bonuses, and potential equity plan incentives.

The Committee received and considered information concerning the independence of the consultant. Following consideration of the Consultant’s review and recommendations, the Committee adopted the changes to potential bonus and incentive award levels described below and in the Summary Compensation Table, but left base salary unchanged.

Effective February 20, 2014, the Compensation Committee selected performance goals and a range of possible incentives for the Company’s 2014 Incentive Compensation Plan (the “2014 Plan”). Pursuant to the 2014 Plan, each executive officer had the opportunity to earn a Cash Incentive Award, a Primary Long-Term Incentive Award of restricted stock, and an award of restricted stock denominated as “Career Shares.” The potential range of cash incentives and conditions to vesting of the restricted stock awards are described below.

For 2014, each executive officer also received customary retirement plan benefits and other customary employment benefits, as in prior years.

Salary for 2014. The base salaries for the executive officers were not adjusted during 2014. See the 2014 Summary Compensation Table for a tabular presentation of the amount of salary and other compensation elements paid in proportion to total compensation for each named executive officer.
Potential Incentive Awards. The CEO and all executive officers whose responsibilities primarily relate to corporate level administration had the opportunity to earn a cash payment ranging from 15% to no more than 105% of such executive’s base salary (from 45% to 105% for the Chief Executive Officer and Chief Operating Officer, and from 30% to 90% for the Chief Financial Officer). Fifty percent of the amount of the potential award was based on achievement of specified levels of operating income from continuing operations for the Company’s consolidated operating income, as adjusted for unusual items, 30% of the amount was based on achievement of specified levels of the Company’s residential business operations, as adjusted for unusual items, and 20% of the amount was based on achievement of specified levels of the Company’s commercial business operating income, as adjusted for unusual items.
Executive officers whose responsibilities primarily relate to one of the Company’s business units, had the opportunity to earn a cash payment ranging from 15% to no more than 75% of such participant’s base salary. Fifty five percent of the amount was based on achievement of specified levels of their annual business unit operating income, as adjusted for unusual items, 30% was based on the achievement of specified levels of the Company’s consolidated operating income, as adjusted for unusual items, and 15% was based on achievement of specified levels of the annual operating income of the Company’s other business units, as adjusted for unusual items.
The Compensation Committee retained the discretion to reduce any award by up to 30% of the amount otherwise earned based on the participant’s failure to achieve individual performance goals set by the committee.
Primary Long-Term Incentive Share Awards and Career Shares Awards. The incentive plan provided for two possible awards of restricted stock: Primary Long-Term Incentive Share Awards and Career Share Awards. Receipt of the Primary Long-Term Incentive Share Awards and Career Share Awards were made contingent on the Company’s achievement of minimum levels of adjusted operating income and, in the case of Career Share Awards, having a profitable operating income, as adjusted.

The Primary Long-Term Incentive Share Award was designed as a possible award of restricted shares, in value equal to no more than 35% of the executive’s base salary as of the beginning of 2014 plus any cash incentive award paid for such year. Any Primary Long-Term Incentive Share Awards, if earned, vest ratably over three years.
Career Shares were designed as a possible award of restricted stock valued at 20% of each executive officer’s base salary as of the beginning of the year, excluding the Company’s Chief Operating Officer and Chief Financial Officer. The level of career share awards was increased to 35% and 30%, respectively, of the Chief Operating Officer’s and Chief Financial Officer’s base salary, with vesting of such awards occurring ratably over 5 years beginning on the participant’s 61st birthday.

In accordance with past practice, any such award, if earned, would be granted in 2015. For participants over age 60, the Career Share Awards vest when the participant becomes (i) qualified to retire from the Company and (ii) has retained such shares for 24 months following the grant date. For the participants under age 60, shares vest ratably over five years beginning on such officer's 61st birthday.
Additionally, all Share Awards are subject to vesting or forfeiture under certain conditions as follows: death, disability or a change in control will result in immediate vesting of all Share Awards; termination without cause will also result in immediate vesting of all Share Awards; voluntary termination of employment prior to retirement, or termination for cause will result in forfeiture of all unvested awards; to the extent that the Company has recognized compensation expense related to the shares subject to the awards, such amounts vest at retirement age and are paid out by March 15 of the subsequent year.
2014 Incentive Awards. No cash Awards were made for 2014 for the named executive officers. No Primary Long-Term Incentive Share Awards were granted in 2015 with respect to 2014 for the named executive officers. Career Share Awards were granted in 2015 with respect to 2014 for the following named executive officers: Mr. Daniel K. Frierson - 13,572 shares, Mr. D. Kennedy Frierson, Jr. - 12,161 shares, Mr. Paul B. Comiskey - 6,515 shares, Mr. Jon A. Faulkner - 8,795 shares and Mr. V. Lee Martin - 4,995 shares.
The 2015 Incentive Compensation Plan. Following year-end, the Committee adopted an incentive plan for 2015 providing for possible cash incentive awards and restricted stock awards in the form of Long-Term Incentive Share Awards and Career Share awards, as in prior years. Any such awards, if earned, would be paid, in the case of the cash award, or granted, in the case of the restricted stock awards, in March 2016. In addition, the Committee approved three additional awards structured as retention grants of restricted stock. These awards are as follows: 100,000 shares to the Company’s Chief Executive Officer, Daniel K. Frierson, and 10,000 and 20,000 shares to the Company’s President Residential, Paul B. Comiskey. Each of the additional awards is subject to a Continued Service Condition. In the case of the award to the Chief Executive Officer, the award is subject to a Performance Condition. The awards are described in more detail in Proposal Two under the heading "Retention Awards for 2015". If shareholder approval is obtained, the award to the Company's Chief Executive Officer will be granted immediately following the annual meeting.
The Compensation Committee also revised and approved the material terms of the performance goals that would be applicable to the Annual Incentive Compensation Plan for 2015-2019. The Committee revised the material terms of the performance goals by: increasing the dollar amount of cash compensation that may be awarded to any one individual and to the group of eligible individuals as a whole, and by increasing the dollar value of equity awards that may be earned by any one individual and by the group of eligible individuals as a whole. The category of eligible individuals is unchanged, but the number of individuals is increased. The description of performance criteria from which the Compensation Committee may choose in structuring performance awards is restated to include all potential criteria available under the Amended 2006 Stock Awards Plan. Accordingly, the material terms of the performance goals as revised and restated are being submitted to the Company’s shareholders for their approval. See "Proposal Two, To Consider and Approve the Material Terms of the Performance Goals of the Annual Incentive Compensation Plan applicable for 2015-2019".
Retirement Plans and Other Benefits. The Company’s compensation for its executive officers also includes the opportunity to participate in two retirement plans, one qualified and one non-qualified for federal tax purposes, and certain health insurance, life insurance, relocation allowances, and other benefits. Such benefits are designed to be similar to the benefits available to other exempt, salaried associates of the Company, and to be comparable to and competitive with benefits offered by businesses with which the Company competes for executive talent.

Executive officers may elect to contribute a limited amount of their compensation to the qualified plan and make deferrals into the non-qualified plan (up to 90% of total compensation). Although the plans permit the Company to make discretionary contributions in an aggregate amount equal to up to 3% of the executive officer’s cash compensation, for 2014 the Company made a contribution of 1% to the qualified plan, while no Company contributions were made to the non-qualified plan.
Compensation Considerations for 2014. The tax effect of possible forms of compensation on the Company and on the executive officers is a factor considered in determining types of compensation to be awarded. Similarly, the accounting treatment accorded various types of compensation may be an important factor used to determine the form of compensation. For 2014, the Committee considered the possible tax effects of cash incentives and equity incentive awards that may not qualify as “incentive compensation” under Section 162m of the Internal Revenue Code. The Company held its first “Say on Pay” vote at its annual meeting in 2014. At that meeting, in excess of 95% of the votes were cast “For” approval of our executive compensation as described in the Proxy Statement for that meeting. The Committee intends to consider these results as part of its ongoing review of executive compensation.

Termination Benefits. Upon a Participant's reaching retirement age, all Long-Term Incentive Plan and Career Share restricted stock awards vest to the extent such awards have been expensed in the Company’s financial statements. As of year-end, Daniel K. Frierson, Paul B. Comiskey and V. Lee Martin were the only Named Executive Officers eligible for retirement in accordance with the terms of the restricted stock awards. If Mr. Frierson had retired at year end, the number of shares subject to such awards that would have vested and the value of such shares would have been 39,751 shares and $356,562 If Mr. Comiskey had retired at year end, the number of shares subject to such awards that would have vested and the value of such shares would have been 17,723 shares and $158,974. If Mr. Martin had retired at year end, the number of shares subject to such awards that would have vested and the value of such shares would have been 7,656 shares and $68,678. For purposes of valuing the foregoing awards, the Company used the year-end market value of the Company’s Common Stock, which was $8.97/share.
No termination benefit was paid to or accrued for any executive officer named in the accompanying tables in the fiscal year ended December 27, 2014.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth above, with management.
Based on our review and the discussions we held with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Materials.
Respectfully submitted,
Lowry F. Kline, Chairman
Charles E. Brock
Walter W. Hubbard
John W. Murrey, III

EXECUTIVE COMPENSATION INFORMATION

The following table sets forth information as to all compensation earned during the fiscal years ended December 29, 2012, and December 28, 2013 and December 27, 2014 to (i) the Company's Chief Executive Officer; and (ii) the Company's Chief Financial Officer, and (iii) the three other most highly compensated executive officers who served as such during the fiscal year ended December 27, 2014 (the “Named Executive Officers”). For a more complete discussion of the elements of executive compensation, this information should be read in conjunction with the other tabular information presented in the balance of this section.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)(1)	Bonus ($)(d)(2)	Stock Awards ($)(e)(3)	Option Awards ($)(f)	Nonqualified Compensation Earnings ($)(h)(4)	All Other Compensation ($)(i)(5)	Total $)(j)

Daniel K Frierson Chief Executive Officer	2014	625,000	326,650	481,802	—	—	6,866	1,440,318
	2013	587,083	104,592	288,720	—	—	5,329	985,724
	2012	560,000	109,072	286,290	—	—	2,879	958,241

D. Kennedy Frierson, Jr. Chief Operating Officer	2014	320,000	148,532	224,460	—	—	6,866	699,858
	2013	285,000	47,549	133,783	—	—	4,674	471,006
	2012	260,000	50,641	132,917	—	—	2,056	445,614

Paul B. Comiskey Vice President, President Residential	2014	300,000	151,174	217,224	—	—	6,866	675,264
	2013	270,833	44,643	128,359	—	—	4,869	448,704
	2012	250,000	47,038	127,331	—	—	2,274	426,643

Jon A. Faulkner, Chief Financial Officer	2014	270,000	127,003	188,743	—	—	6,702	592,448
	2013	240,833	41,090	113,427	—	—	4,368	399,718
	2012	220,000	43,301	112,602	—	—	1,780	377,683

V. Lee Martin, Vice President, President Masland Contract	2014	243,333	108,415	175,058	—	—	6,291	533,097
	2013	238,333	12,768	52,357	—	—	1,672	305,130
	2012	88,864	—	39,060	—	—	1,672	129,596

(1)	Includes all amounts deferred at the election of the Named Executive Officer.

(2)	Cash bonuses are shown in the year granted, not earned, because employment through year-end is a condition of earning the award. No cash incentive was earned for 2014.

(3)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the year presented of stock awards to the Named Executive Officers.

(4)
The Dixie Group does not provide above-market or preferential earnings on deferred compensation. The Named Executive Officers did not participate in any defined benefit or actuarial pension plans for the periods presented.

(5)	The following table is a summary and quantification of all amounts included in column (i)

 All Other Compensation

Name (a)	Year (b)	Registrant Contributions to Defined Contributions Plans ($)(c)	Insurance Premiums ($)(d)	Other ($)(f)	Total Perquisites and Other Benefits($)(g)(1)

Daniel K. Frierson	2014	3,987	2,879		6,866
	2013	2,450	2,879		5,329
	2012	—	2,879		2,879

D. Kennedy Frierson, Jr.	2014	3,987	2,879		6,866
	2013	2,450	2,224		4,674
	2012	—	2,056		2,056

Paul B. Comiskey	1954	3,987	2,879		6,866
	2013	2,450	2,419		4,869
	2012	—	2,274		2,274

Jon A. Faulkner	2014	3,987	2,715		6,702
	2013	2,450	1,918		4,368
	2012	—	1,780		1,780

V. Lee Martin	2014	4,000	2,291		6,291
	2013	—	1,672		1,672
	2012	—	1,672		1,672

(1)	No named Executive Officer received any tax reimbursement, discounted securities purchases, or payment or accrual on termination plans for the period presented.

Grants of Plan-Based Awards

Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name (a)	Grant Date (b)	Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($)

Daniel K. Frierson	3/12/2014	30,737	481,802

D. Kennedy Frierson, Jr.	3/12/2014	14,192	222,460

Paul B. Comiskey	3/12/2014	13,858	217,224

Jon A. Faulkner	3/12/2014	12,041	188,743

V. Lee Martin	3/12/2014	11,168	175,058

(1)	The amount set forth in the table reflects the grant date fair value of the award determined in accordance with FASB ASC Topic 718, with respect to the awards granted February 20, 2014.

All awards of restricted stock made to the Named Executive Officers under the 2014 Incentive Compensation Plan were granted in 2015, in accordance with the terms of the plan. Such awards are as follows:

Name	Long-Term Incentive Award Shares	Career Shares	Total Shares
Daniel K. Frierson*	—	13,572	13,572

D. Kennedy Frierson, Jr.*	—	12,161	12,161

Paul B. Comiskey	—	6,515	6,515

Jon A. Faulkner	—	8,795	8,795

V. Lee Martin	—	4,995	4,995
*Pursuant to Mr. Daniel K. Frierson’s election, 6,786 shares of the total of his awards were granted as shares of Class B Common Stock and pursuant to Mr. D. Kennedy Frierson, Jr.'s election, 11,676 shares of the total of his awards were granted as Class B Common Stock.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)(1)
Daniel K. Frierson	—	—	49,089	511,458

D. Kennedy Frierson, Jr.	12,000	63,960	12,374	128,925

Paul B. Comiskey	—	—	21,842	227,572

Jon A. Faulkner	15,000	32,325	10,496	109,358

V. Lee Martin	—	—	7,063	69,812

(1)	The value realized is calculated as the closing price on the relevant vesting date times the number of vested shares.

The following table sets forth information concerning the Company’s Non-Qualified Defined Contribution Plan for each of the Named Executive Officers for the fiscal year ended December 27, 2014. The Company does not maintain any other non-tax qualified deferred compensation plans. There were no withdrawals or distributions by or to the Named Executive Officers in the fiscal year ended 2014.
Nonqualified Deferred Compensation

Name (a)	Executive Contribution in Last FY ($)(1)(b)	Registrant Contribution in Last FY ($)(c)	Aggregate Earnings in Last FY ($) (2)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(3)(f)
Daniel K. Frierson	63,915	—	132,801	—	2,065,939

D. Kennedy Frierson, Jr.	48,906	—	39,369	—	411,467

Paul B. Comiskey	18,000	—	2,980	—	55,611

Jon A. Faulkner	128,600	—	77,728	—	1,121,475

V. Lee Martin	—	—	—	—	—

(1)	For each of the named executive officers, the entire amount reported in this column (b) is included within the amount report in column (c) of the 2014 Summary Compensation Table.

(2)
None of the amounts reported in this column (d) are reported in column (h) of the 2014 Summary Compensation Table because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation.

(3)
Amounts reported in this column (f) for each named executive officer include amounts previously reported in the Company's Summary Compensation Table last year when earned if that officer's compensation was required to be disclosed in the previous year. This total reflects the cumulative value of each named executive officer's deferrals and investment experience.

The following table sets forth information concerning outstanding equity awards for each of the Named Executive Officers at fiscal year-end.
 Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name (a)	Exercisable(#)(b)	Unexercisable (#)(c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(1)	Market Value of Shares or Units of Stock Held That Have Not Vested($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)(2)

Daniel K. Frierson						—	—	79,701	714,918
	44,287	—	—	6.96	5/2/2015
	5,000	—	—	4.78	8/12/2015
	60,000	—	—	13.51	12/20/2015
	50,000	—	—	5.00	11/4/2019

D. Kennedy Frierson, Jr.						—	—	80,237	719,726
	20,000	—		13.51	12/20/2015
	22,000	—		5.00	11/4/2019

Paul B. Comiskey						—	—	35,610	319,422
	18,000	—		5.00	11/4/2019

Jon A. Faulkner						—	—	70,233	629,990
	15,000	—		13.51	12/20/2015
	11,000	—		5.00	11/4/2019

V. Lee Martin								23,193	208,041
	—	—		—	—		—	—	—

(1)
The market value of the restricted stock set forth in the table has been calculated by multiplying the closing price of the Company’s Common Stock at year-end ($8.97/share) by the number of shares of unvested restricted stock subject to the award.

The Committee’s consultant (identified above under Executive Compensation Information) also reviewed and recommended changes to the Company’s independent director compensation. Following consideration of the review and recommendations, the Committee adopted changes to independent director compensation as set forth under the heading Director Compensation, below, including an increase in the annual compensation for all directors (to $36 thousand from $24 thousand) and an increase in the annual fee received by each committee chairman (to $8 thousand), and eliminating the difference in fee for attendance at in person and telephonic meetings.

Set forth below is a table presenting compensation information with respect to all non-employee directors of the Company. Compensation information for the Company's Chief Executive Officer, Daniel K. Frierson, and the Company's Chief Operating Officer, D. Kennedy Frierson, Jr. is reported in the Summary Compensation Table appearing elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION

Name (a)	Fees earned or paid in cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	All Other Compensation ($) (e)(3)	Total ($)(4)

William F. Blue, Jr.	11,673	9,173	—	—	20,846

Charles E. Brock	32,000	18,000	—	—	50,000

J. Don Brock, Ph. D.	31,250	18,000	—	—	49,250

Walter W. Hubbard	34,500	18,000	—	—	52,500

Lowry F. Kline	45,250	18,000	—	—	63,250

Hilda S. Murray	33,000	18,000	—	—	51,000

John W. Murrey, III	43,000	18,000	—	—	61,000

Michael L. Owens	32,500	21,003	—	—	53,503

(1)
Directors who are employees of the Company do not receive any additional compensation for their services as members of the Board of Directors. Non-employee directors receive an annual retainer of $36,000, payable $18,000 in cash and the remainder in Performance Units (subject, for payments made in 2012, 2013 and 2014, to a $5.00 minimum value per unit) under the Directors Stock Plan. In addition to the annual retainer, directors who are not employees of the Company received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. The Committee Chairman each receive an additional $8,000 annual payment. Also, directors receive reimbursement of the expenses they incur in attending all board and committee meetings.

(2)
The value presented is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The value of the Performance Units awarded to each non-employee director under the Directors Stock Plan in 2014 was $18,000.

At fiscal year-end, each non-employee director held the following outstanding equity awards:

		Stock Options (2)
Name (a)	Performance Units (#)(b)(1)	Number of Securities Underlying Options (c)	Option Exercise Price ($)(d)	Option Expiration Date(e)

William F. Blue, Jr.	1,189	—	—	—

Charles E. Brock	5,568	—	—	—

J. Don Brock, Ph. D.	30,738	4,000	13.51	12/20/2015

Walter W. Hubbard	16,428	8,000	13.51	12/20/2015

Lowry F. Kline	17,728	4,000	13.51	12/20/2015

Hilda S. Murray	5,568	—	—	—

John W. Murrey, III	30,738	4,000	13.51	12/20/2015

Michael L. Owens	1,402	—	—	—

(1)
The performance units represent an equal number of shares of the Company's Common Stock. At year-end, the aggregate value of such stock was $ 980,950, determined by multiplying the number of performance units by the year-end per share market value of the Company's Common Stock ($8.97/share).

(2)	All such options are presently exercisable.

PROPOSAL TWO

TO CONSIDER AND APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE ANNUAL INCENTIVE COMPENSATION PLAN APPLICABLE TO 2015 - 2019.

The Company seeks generally to preserve its ability to claim tax deductions for compensation paid to its executive officers. Section 162(m) of the Internal Revenue Code (the code) sets limits on deductibility for compensation paid to (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers whose compensation is reported in the Summary Compensation Table (covered employees). “Qualified performance based compensation”, as defined in the Code, (which can include compensation from stock options, SARS, stock units, stock payments, cash awards and grants of restricted stock) is not subject to the applicable deductibility limits if certain conditions are met. One of the conditions is shareholder approval of the material terms of the performance goals under which compensation is paid.

On February 24, 2015, the Compensation Committee revised and approved the material terms of the Annual Incentive Compensation Plan applicable to 2015 - 2019. The material terms of the performance goals upon which awards may be based are being submitted to you for shareholder approval at the Annual Meeting, in order to allow awards granted under the plan to satisfy the requirements for “qualified performance-based compensation” under the Code, thereby allowing the company to take a federal income tax deduction for the related compensation expense notwithstanding the limitations of Section 162(m).

Material Terms of the Performance Goals

Under the plan, both cash incentive and stock based incentive awards may be granted. The material terms of the performance goals for such awards consist of: (i) the class of employees eligible to receive the awards (eligible employees); (ii) the performance criteria on which goals are based (performance criteria); and (iii) the maximum payout of an award that can be provided to any employee and to all covered employees under the plan during a specified period (maximum payout).

Eligible Employees

All Covered Employees (as defined under IRC Section 162(m) and any additional key executives chosen by the compensation committee are eligible to receive awards under the plan. This group currently consists of approximately 30 individuals.

Performance Criteria

The performance goals related to awards that may be paid to participants under the Plan include one or more of the following measures in the discretion of the Compensation Committee: minimum annual levels of profitability; minimum annual levels of corporate and/or business unit Operating Income, as adjusted for specific and unusual items; corporate and/or business unit earnings before interest (EBIT) or earnings before interest taxes, and depreciation, as adjusted (EBITDA); total shareholder return, return on capital, return on equity, pre-tax earnings, earnings growth, revenue growth, operating income, operating profit, earnings per share, and return on investment or working capital, any one or more of which may be measured with respect to the Company, or any one or more of its subsidiaries or business units, and either in absolute terms or as compared to another company or other companies. Maximum payouts for each category of awards are described below. For awards that may be earned for 2015, the Committee has chosen minimum annual levels of corporate and business unit Operating Income, as adjusted, with respect to the cash incentive and restricted stock awards denominated as Long-Term Incentive Plan Awards and Career Share Awards. The performance measure applicable to the retention award for the Chief Executive Officer is based on achieving a certain percentage increase in the Company’s Operating Income, as Adjusted over the 2014 level.

Cash Incentive Awards

A cash incentive award component may be established for each participant in an amount expressed as a percentage of such participant’s base salary as of the beginning of the applicable year. Such percentage or percentages may be set annually by the compensation Committee. For 2015, the percentage weight given to Operating Income achievement levels was set at 55%, 30% and 15%, respectively, for business unit, Company, and other business unit results, to determine the cash incentive for officers whose primary responsibility relates to one of the Company’s business units.

For 2015, the Cash Incentive Award component is equal to a range of from 15% to a maximum of 105% of base salary as of the beginning of the year. Also for 2015, the percentage weight given to Operating Income achievement levels was set at 50%, 30% and 20%, respectively, for Company, residential, and contract business unit results to determine the cash incentive for the Chief Executive Officer and all other participants whose primary responsibility is at the corporate level.

Share Based Awards

The Compensation Committee may elect annually to establish awards of restricted stock, stock options, stock appreciation rights, performance units or other types of awards as are permitted under the Company’s Amended 2006 Stock Awards Plan, to each participant, the value of which will be equal to a percentage of the sum of such participant’s base salary at the beginning of the applicable year plus any cash incentive award paid for such year. The Committee shall determine such percentage annually. All such awards may be made contingent upon attainment of one or more of the performance goals listed above and as set annually by the Committee.

For 2015, the plan also provides that each participant may earn a restricted stock award consisting of Long-Term Incentive Shares and Career Shares. Vesting of the restricted share awards of Long-Term Incentive Shares and Career Shares is as follows: Any Primary Long-Term Incentive Share Awards, if earned, vest ratably over three years. Career Share Awards for the participants under age 60, shares vest ratably over five years beginning on such officer's 61st birthday. Additionally, all such awards are subject to vesting or forfeiture under certain conditions as follows: death, disability or a change in control will result in immediate vesting of all such awards; termination without cause will also result in immediate vesting of all such awards; voluntary termination of employment prior to retirement, or termination for cause will result in forfeiture of all unvested awards; upon reaching retirement age, awards vest to the extent that the Company has recognized compensation expense related to the shares subject to the awards.

Retention Awards for 2015

The retention grants of restricted stock were structured to incentivize the Company’s Chief Executive Officer, Daniel K. Frierson, and the Company’s President Residential, Paul B. Comiskey, to continue providing their services to the Company for the duration of the grants. Accordingly they are structured as cliff vesting awards, and are forfeitable in the event of voluntary retirement prior to the respective vesting terms of the grants. Mr. Comiskey’s award was structured as two separate awards: one in the amount of 10,000 shares that vests in March 2017, and one in the amount of 20,000 shares that vests in March 2018. Mr. Comiskey’s award vests upon death, disability or a change of control of the Company. Mr. Comiskey's award is granted effective March 2015

Mr. Frierson’s award is structured as a 100,000 share award vesting in March, 2019. Vesting of Mr. Friersons’s award is also subject to meeting a significant performance criteria, namely that the Company’s cumulative Operating Income as Adjusted as of fiscal year end 2018 (or in the case of death, disability, change of control, or other involuntary termination without cause, the end of the most recent quarterly accounting period), must equal or exceed 440% of the Company’s Operating Income as Adjusted as of fiscal year end 2014. Thus, Mr. Frierson’s award is subject to both a Continued Service Condition and a Performance Condition. Mr. Frierson’s award vests upon death, disability or a change of control of the Company only if the Performance Condition has been met as of the potential vesting date. In accordance with the requirements of IRS Code Section 162(m), payment or vesting of the retention share awards are subject to shareholder approval of the material terms of the performance goals as described more fully in this Proposal Two, To Consider And Approve The Material Terms Of The Performance Goals Of The Annual Incentive Compensation Plan Applicable To 2015-2019. Mr. Frierson's retention award will only be granted if shareholder approval of this Proposal Two is obtained, and will be granted effective May 2015.

Maximum Payout

The maximum annual Cash Incentive Award that could be paid to any one participant for 2015 - 2019 is $750,000 and the maximum annual amount of cash awards that can be paid to all covered employees is $3,000,000.

The maximum annual value of stock based awards that could be issued to any one participant would be $1,650,000 or 330,000 shares and the maximum annual value of stock awards that could be issued to all covered employees would be $3,750,000 or 750,000 shares using the $5.00 per share minimum price provided by the plan.

General

The Compensation Committee has the authority to establish, review and certify achievement of the performance criteria and to administer and interpret the Incentive Compensation Plan. The plan also provides that the Committee may, in its discretion, reduce, but not increase, any participant’s award (by an amount equal to up to 30% of such award) based on subjective criteria related to the individuals’ performance during the year.

The Compensation Committee must review and certify achievement of any applicable performance and service criteria prior to any grant or payment of any award.

In accordance with past practice, determination of whether and to what extent awards under the plan applicable to 2015 will be granted, will be made by the Compensation Committee during the first quarter of 2016.

The affirmative vote of a majority of the total votes cast that are represented in person or by proxy at the Annual Meeting is necessary for approval of the material terms of the performance goals for the plan. Abstentions and broker non-votes will be treated as negative votes in determining whether a majority of the total votes cast has been obtained.

The Board of Directors recommends that the Company’s shareholders vote FOR approval of the material terms of the Performance Goals of the Annual Incentive Compensation Plan applicable to 2015 - 2019.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under recent amendments to the Securities Exchange Act of 1934, our stockholders may cast an advisory vote on the compensation of our Named Executive Officers, as described in this proxy statement.
Our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal 2014 compensation of our Named Executive Officers.
We are asking our Shareholders to indicate their approval of our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.
We recommend that stockholders vote, on an advisory basis, “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and related narrative executive compensation disclosure in this proxy statement.”
The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the total votes cast on Proposal Three at the annual meeting. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote. As this vote is an advisory vote, the outcome is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers. Our Board of Directors and our Compensation Committee, however, value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.
The Board of Directors recommends a vote FOR the approval of Proposal Three.
PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2015
The firm of Dixon Hughes Goodman LLP served as independent registered public accountants for the Company for fiscal year 2014. Subject to ratification of its decision by the Company’s shareholders, the Company has selected the firm of Dixon Hughes Goodman LLP to serve as its independent registered public accountants for its 2015 fiscal year. A representative of Dixon Hughes Goodman LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions from shareholders.
The Board of Directors recommends that you vote FOR Proposal Four.
In the event that the Company’s shareholders do not ratify the selection of Dixon Hughes Goodman LLP as independent registered public accountants for fiscal 2015, the Board of Directors will consider other alternatives, including appointment of another firm to serve as independent registered public accountants for fiscal 2015.
AUDIT FEES DISCUSSION

The following table sets forth the fees paid to Dixon Hughes Goodman, LLP and Ernst & Young, LLP for services provided during fiscal year 2013 and 2014:

	2014	2013
Audit related fees paid to Dixon Hughes Goodman LLP (1)	$796,492
Tax related fees paid to Dixon Hughes Goodman LLP	$35,084
All other fees paid to Dixon Hughes Goodman LLP (2)	$47,594
Audit related fees paid to Ernst & Young, LLP (3)		$791,461
Total Audit Fees	$879,170	$791,461

(1)
Represents fees for professional services paid to Dixon Hughes Goodman, LLP provided in connection with the audit of the Company’s annual financial statements, and audit of the effectiveness of internal control over financial reporting during the 2014, review of the Company’s quarterly financial statements, review of other SEC filings and technical accounting issues. Amounts include $77,679 related to the review of acquisitions by the Company in 2014.

(2)	Represents fees paid to Dixon Hughes Goodman, LLP in connection with the secondary stock offering by the Company in 2014.

(3)
Represents fees for professional services paid to Ernst & Young LLP provided in connection with the audit of the Company’s annual financial statements, and audit of the effectiveness of internal control over financial reporting during the 2013, review of the Company’s quarterly financial statements, review of other SEC filings and technical accounting issues. Amounts include $70,032 related to the review of acquisitions by the Company in 2013.

It is the policy of the Audit Committee to pre-approve all services provided by its independent registered public accountants. In addition, the Audit Committee has granted the Chairman of the Audit Committee the power to pre-approve any services that the Committee, as a whole, could approve. None of the fees were approved by the Audit Committee pursuant to the de minimis exception of Reg S-X T Rule 2-01(c)(7)(i)(C).
SHAREHOLDER PROPOSALS
FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

In the event any shareholder wishes to present a proposal at the 2016 Annual Meeting of Shareholders, such proposal must be received by the Company on or before November 20, 2015, to be considered for inclusion in the Company's proxy materials. All shareholder proposals should be addressed to the Company at its principal executive offices, P.O. Box 25107, Chattanooga, Tennessee 37422-5107, Attention: Corporate Secretary, and must comply with the rules and regulations of the Securities and Exchange Commission.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at the Company’s corporate headquarters, 104 Nowlin Lane, Suite 101, Chattanooga, TN 37421.
ADDITIONAL INFORMATION
The entire cost of soliciting proxies will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by the Company’s directors, officers, and other employees by personal interview, telephone, and telegram. The persons making such solicitations will receive no additional compensation for such services. The Company also requests that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons and will pay such brokers and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS
As of the date of this Proxy Material, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to herein. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will vote in accordance with their best judgment.
The Dixie Group, Inc.
Daniel K. Frierson
Chairman of the Board
Dated: March 23, 2015

THE DIXIE GROUP

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - William F. Blue, Jr.	☐	☐	02 - Charles E. Brock	☐	☐	03 - Daniel K. Frierson	☐	☐
04 - D. Kennedy Frierson, Jr.	☐	☐	05 - Walter W. Hubbard	☐	☐	06 - Lowry F. Kline	☐	☐
07 - Hilda S. Murray	☐	☐	08 - John W. Murrey, III	☐	☐	09 - Michael L. Owens	☐	☐

Acting upon any other business which may be properly brought before said meeting or any adjournment or adjournments thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Materials and Annual Report to Shareholders furnished therewith. NOTE: Signature should agree with name on stock certificate as printed thereon. When signing in a representative capacity, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Dixie Group, Inc.

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ANNUAL MEETING OF SHAREHOLDERS
April 28, 2015

The undersigned hereby appoints Daniel K. Frierson, Lowry F. Kline, and John W. Murrey, III, and each of them, proxies, with full power of substitution, to act and to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Chattanoogan Hotel, Chattanooga, Tennessee, at 8:00 A.M., Eastern Time, on April 28, 2015, and any adjournment or adjournments thereof, as stated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF:

PROPOSAL 1 – FOR THE ELECTION OF ALL OF THE BOARD OF DIRECTORS' NOMINEES

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID SELF-ADDRESSED ENVELOPE. THANK YOU.

B Non-Voting Items

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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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